EXHIBIT 10.1

SECOND AMENDMENT TO SECOND AMENDED

AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (the "Second Amendment to Credit Agreement," or this "Amendment") is entered into effective as of June 1, 2010, among VANGUARD NATURAL GAS, LLC, a limited liability company formed and existing under the laws of the Commonwealth of Kentucky ("Borrower"), and CITIBANK, N.A., as Administrative Agent and L/C Issuer (the "Administrative Agent"), the financial institutions defined below as the Existing Lenders, and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a new Lender (the "New Lender").

R E C I T A L S

A.           Borrower, the financial institutions signing as Lenders and the Administrative Agent are parties to a Second Amended and Restated Credit Agreement dated as of August 31, 2009, and as amended by a First Amendment to Second Amended and Restated Credit Agreement dated as of October 1, 2009 (collectively, the "Original Credit Agreement").

B.           Borrower has requested certain amendments to the Original Credit Agreement including the increase of the Borrowing Base and the addition of the New Lender to the Credit Facility.  Accordingly, the parties desire to amend the Original Credit Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Same Terms.  All terms used herein which are defined in the Original Credit Agreement shall have the same meanings when used herein, unless the context hereof otherwise requires or provides.  In addition, (i) all references in the Loan Documents to the "Agreement" shall mean the Original Credit Agreement, as amended by this Amendment, as the same shall hereafter be amended from time to time, and (ii) all references in the Loan Documents to the "Loan Documents" shall mean the Loan Documents, as amended by this Amendment, as the same shall hereafter be amended from time to time.  In addition, the following terms have the meanings set forth below:

"Alpine Gas Acquisition Agreement" means that certain Asset Purchase Agreement between Alpine Gas Investors, LP, as seller, and Vanguard Permian, LLC, as buyer, dated as of April 30, 2010, and all modifications and amendments thereof.

"Alpine Gas Acquisition Documents" means the Alpine Gas Acquisition Agreement and all other agreements, assignments, deeds, conveyances, certificates and other documents and instruments now or hereafter executed and delivered by and between Alpine Gas Investors, LP, as seller, and Vanguard Permian, LLC, as buyer, pursuant to the Alpine Gas Acquisition Agreement or in connection with the transactions contemplated by the Alpine Gas Acquisition Agreement.

"Alpine Gas Affidavit of Payment of Trade Bills" means an affidavit in the form of Exhibit G attached to the Original Credit Agreement with respect to the Alpine Gas Properties.

"Alpine Gas Property Certificate" means a certificate or certificates (whether one or more) in the form of Exhibit H attached to the Original Credit Agreement with respect to the Alpine Gas Properties.

"Alpine Gas Properties" means those Properties located in Mississippi being acquired by Vanguard Permian, LLC pursuant to the Alpine Gas Acquisition Documents.

"Alpine Gas Title Indemnity Agreement" means a title indemnity agreement from Vanguard Permian, LLC with respect to the Alpine Gas Properties which shall be in form and substance satisfactory to Administrative Agent.

"Effective Date" means June 1, 2010.

"Existing Lenders" means Citibank, N.A., BNP Paribas, The Bank of Nova Scotia, Comerica Bank, Compass Bank, Royal Bank of Canada, and Wells Fargo Bank, N.A.

"Modification Papers" means this Amendment, the Notes, the Guarantor Confirmation Letters, the Mortgages, the Alpine Gas Property Certificate, the Alpine Gas Affidavit of Payment of Trade Bills, the Alpine Gas Title Indemnity Agreement, the Closing Letter, and all of the other certificates, documents and agreements executed in connection with the transactions contemplated by this Amendment.

2. Conditions Precedent.  The obligations and agreements of Lenders as set forth in this Amendment are subject to the satisfaction (in the opinion of Administrative Agent), unless waived in writing by the Administrative Agent, of each of the following conditions (and upon such satisfaction, this Amendment shall be deemed to be effective as of the Effective Date):

A. Borrowing Base Increase Fee.  Administrative Agent, for the accounts of the Lenders in accordance with their Applicable Percentages, shall have received payment of a Borrowing Base increase fee in the amount of $562,500.

B. Second Amendment to Credit Agreement.  This Amendment to Credit Agreement shall be executed and delivered by each of the parties thereto.

C. Notes.  Borrower shall have executed and delivered the Citibank Replacement Note, the BNP Paribas Replacement Note, the Scotia Replacement Note, the Comerica Bank Replacement Note, the Compass Bank Replacement Note, the RBC Replacement Note, and the Wells Fargo Bank Replacement Note.  In addition, Borrower shall have executed and delivered the Credit Agricole Bank Note.

D. Guarantor Confirmation Letters.  Each Guarantor shall have executed a letter in favor of Administrative Agent (each a "Guarantor Confirmation Letter") confirming that its Guaranty remains in full force and effect.

E. Mortgages.  Vanguard Permian, LLC shall have executed and delivered to Administrative Agent Mortgages granting liens to Administrative Agent in the Alpine Gas Properties.

F. Authorization Certificates.  Borrower and Vanguard Permian, LLC shall have delivered certificates of Responsible Officers satisfactory in form and substance to Administrative Agent authorizing the execution, delivery and performance of the Modification Papers to which they are parties.

G. Acquisition of Alpine Gas Properties.  Administrative Agent shall have received the following in form and substance satisfactory to it:  a certificate of Responsible Officer as to the existence of no material adverse changes, a certificate of Responsible Officer having attached thereto all of the Alpine Gas Acquisition Documents, the Alpine Gas Affidavit of Payment of Trade Bills, the Alpine Gas Property Certificate, the Alpine Gas Title Indemnity Agreement and evidence of releases of all Liens against the Alpine Gas Properties other than those permitted by Section 9.03 of the Original Credit Agreement.

H. Alpine Gas Property Title Assurances.  Borrower and Vanguard Permian LLC shall have delivered to Administrative Agent title information and data acceptable to Administrative Agent reflecting title to the Alpine Gas Properties which is acceptable to Administrative Agent.

I. Legal Opinion.  There shall have been delivered a favorable opinion of counsel of Borrower and Vanguard Permian LLC covering such matters incident to this Amendment as Administrative Agent may reasonably request.

J. Fees and Expenses.  The Administrative Agent shall have received payment of all out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of the Modification Papers.

K. Representations and Warranties.  All representations and warranties contained herein or in the other Modification Papers or otherwise made in writing in connection herewith or therewith shall be true and correct with the same force and effect as though such representations and warranties have been made on and as of the Effective Date.

3. Amendments to Original Credit Agreement.  On the Effective Date, the Original Credit Agreement shall be amended as follows:

(a) Section 1.01 of the Original Credit Agreement shall be amended by adding the following definitions thereto in appropriate alphabetical order:

"’Acquiring Entity’ has the meaning specified in Section 2.10.

’Future Acquisition Documents’ has the meaning specified in Section 2.10.

'PDNP' means (a) those Proved Reserves expected to be produced from existing completion intervals in existing wells, but due to pending pipeline connections, regulatory agency considerations, or other mechanical or contractual requirements, Hydrocarbon sales have not yet commenced or have been interrupted, and (b) other non-producing Proved Reserves which exist behind the casing of existing wells, or at minor depths below the present bottom of such wells, which are expected to be produced through these wells in the predictable future, where the cost of making such oil and gas available for production should be moderate when compared to the cost of a new well.

'Proved Reserves' means those recoverable Hydrocarbons that have been estimated with reasonable certainty, as demonstrated by geological and engineering data, to be economically recoverable from the Oil and Gas Properties by existing producing methods under existing economic conditions.

'PUD' means economically recoverable Proved Reserves estimated to exist in proved reservoirs which will be recovered from wells to be drilled in the future.  Reserves in undrilled areas are included in proved reserved estimates if they are considered proved by geologic analysis of the current well information."

(b) Article II of the Original Credit Agreement shall be amended by adding a new Section 2.10 thereto which shall read in its entirety as follows:

"2.10           Additional Conditions for Future Acquisitions.  The obligation of the Lenders to make Loans to the Borrower for the future acquisition by Borrower or any Subsidiary (the ‘Acquiring Entity’) of interests in Oil and Gas Properties shall be further subject, on the funding date, to the satisfaction (in the opinion of the Administrative Agent), unless waived in writing by the Majority Lenders, of each of the following conditions:

(a)           Future Acquisition Documents.  The Administrative Agent shall have received (i) a true and complete executed copy of each of the acquisition documents for such transaction (the ‘Future Acquisition Documents’); (ii) original counterparts or copies, certified as true and complete, of the assignments, deeds and leases for all of the Properties subject to the Future Acquisition Documents; and (iii) such other related documents and information as the Administrative Agent shall have requested with respect to the transaction contemplated by the Future Acquisition Documents.

(b)           Certificates.  The Administrative Agent shall have received a certificate of a Responsible Officer of the Acquiring Entity certifying (i) that Acquiring Entity is concurrently consummating the acquisition contemplated by the Future Acquisition Documents and all material conditions precedent thereto have been satisfied in all material respects by all of the parties thereto; (ii) as to the amount of the final purchase price for the Properties subject to the Future Acquisition Documents after giving effect to all adjustments as of the closing date as contemplated by the Future Acquisition Documents and specifying, by category, the amount of such adjustment; (iii) that attached thereto is a true and complete list of all of the Properties subject to the Future Acquisition Documents which are being acquired by the Acquiring Entity; (iv) that attached thereto is a true and complete list of Properties subject to the Future Acquisition Documents which have been excluded from the acquisition pursuant to the terms of the Future Acquisition Documents, specifying with respect thereto the basis of exclusion as (1) title defect, (2) preferential purchase right, (3) environmental, (4) casualty loss, or (5) other (which is to be explained); (v) that attached thereto is a true and complete list of all Properties subject to the Future Acquisition Documents for which any seller has elected to cure a title defect, specifying the nature of that title defect and the time frame within which it is expected to be cured, (vi) that attached thereto is a true and complete list of all Properties subject to the Future Acquisition Documents for which any seller has elected to remediate an adverse environmental condition; and (vii) that attached thereto is a true and complete list of all Properties subject to the Future Acquisition Documents which are currently pending final decision by a third party regarding purchase of such Property in accordance with any preferential right.  The Borrower shall cause the Acquiring Entity to deliver a preliminary draft of such certificate not less than three (3) days prior to the proposed closing of the acquisition.  In addition, if requested by the Administrative Agent, the Acquiring Entity shall provide the Property Certificate in the form of Exhibit H, a Reconciliation Schedule in form and substance satisfactory to the Administrative Agent and the Affidavit of Payment of Trade Bills in the form of Exhibit G.

(c)           Mortgage of Acquired Properties.  The Acquiring Entity shall have mortgaged the Properties acquired by the Future Acquisition Documents to the Administrative Agent pursuant to the terms of one or more oil and gas mortgages.  In connection therewith, the Administrative Agent shall have received evidence satisfactory to it that all liens against such Properties have been released or terminated and that arrangements satisfactory to the Administrative Agent have been made for recording and filing of such releases.

(d)           Title Assurances.  The Acquiring Entity shall have delivered to the Administrative Agent title information and data acceptable to the Administrative Agent relating to title to the Mineral Interests in the Properties being acquired pursuant to the Future Acquisition Documents.  These title assurances shall include a Title Indemnity Agreement, and such post closing title work as the Administrative Agent may request.

(e)           Environmental Matters.  The Acquiring Entity shall have complied with Section 8.10(c) with respect to environmental matters."

(c) Article II of the Original Credit Agreement shall be amended by adding a new Section 2.11 thereto which shall read in its entirety as follows:

"2.11           Swap Agreements for Properties to be Acquired.  In conjunction with any transaction described in Section 2.10, upon entering into a purchase and sale agreement with respect thereto the Acquiring Entity may enter into a Swap Agreement with respect to the production from the Properties being acquired subject to the following conditions:

(i)           The Swap Agreement meets the requirements of Section 9.18; and

(ii)           At the time of entry into such a Swap Agreement and after giving effect thereto, the unused availability of the Commitments is ten percent (10%) or more of the total Commitments then in effect.

If (a) the proposed acquisition described in such purchase and sale agreement does not close within 90 days from the date of its execution or such purchase and sale agreement is otherwise terminated for any reason, or (b) the Acquiring Entity has not complied with the provisions of Section 2.10 with respect to such acquisition, then the Acquiring Entity shall promptly, but in any event within five (5) days, unwind or terminate any Swap Agreement entered into pursuant to this Section 2.11."

(d) Section 8.01 of the Original Credit Agreement shall be amended by adding the following paragraph (u) thereto:

"(u)           Notification of Hedging Violation.  Promptly notify Administrative Agent if the volumes of Hydrocarbons hedged under Swap Agreements ever exceed the actual daily production of the Hydrocarbons from the Mortgaged Property."

(e) Section 8.16 of the Original Credit Agreement shall be amended to read in its entirety as follows:

"Section 8.16.                                Swap Agreements.  The Majority Lenders may direct the Administrative Agent to cause an Interim Redetermination of the Borrowing Base in the event the aggregate value attributed to all Swap Agreements in existence on the date of the determination of current Borrowing Base reduces by more than 5% of the value attributed to such Swap Agreements in such current Borrowing Base as a result of the termination, modification or unwinding of, or entering into any new Swap Agreements having the effect of terminating, modifying or unwinding any existing hedge position under, any such Swap Agreement."

(f) Section 9.18 of the Original Credit Agreement shall be amended to read in its entirety as follows:

"9.18           Swap Agreements.  The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements):

(1) do not exceed the current actual daily production of Hydrocarbons from the Mortgaged Property at the time any proposed Swap Agreement is entered into (and in connection with any transaction described in Section 2.10, after giving effect to such future acquisition on a pro forma basis), and

(2) do not exceed 85% of the projected production of Hydrocarbons from Proved Reserves of the Oil and Gas Properties (as reflected on the most recently delivered Engineering Reports acceptable to the Administrative Agent) during the period (and in connection with any transaction described in Section 2.10, after giving effect to such future acquisition on a pro forma basis) during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately (gas and NGL may be reported on a combined basis), and

(3) do not include more than 25% of the projected production of Hydrocarbons from Proved Reserves constituting PDNP or PUD, and

(b) Swap Agreements in respect of interest rates with an Approved Counterparty with the purpose and effect of fixing interest rates on a principal amount of indebtedness of the Borrower that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such contracts never exceeds 85% of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated by using a generally accepted method of matching interest rate swap contracts to declining principal balances, and (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract.  In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Subsidiary to post collateral (other than Letters of Credit) or margin to secure their obligations under such Swap Agreement or to cover market exposures.  Should there be a breach of this Section 9.18, the Borrower or any Subsidiary, as applicable, shall promptly unwind, modify, assign or terminate any Swap Agreement as is necessary to cure such breach; provided that nothing contained herein shall be construed to modify or limit the terms of Section 10.01(d)."

(g) Section 10.01(d) of the Original Credit Agreement shall be amended to read in its entirety as follows:

"(d) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(j), Section 8.01(n), Section 8.01(q), Section 8.02, Section 8.03, Section 8.14, Section 8.15 or in ARTICLE IX; provided, that an Event of Default under clause (a) of Section 9.18 shall not be deemed to have occurred unless the breach of such provision has continued unremedied for a period of 10 days after its occurrence."

(h) Section 10.02(c) of the Original Credit Agreement shall be amended to read in its entirety as follows:

“(c)           All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

third, pro rata to payment of accrued interest on the Loans;

fourth, pro rata (i) to payment of principal outstanding on the Loans, (ii) Indebtedness owed to any Swap Lender, and (iii) to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure;

fifth, pro rata to any other Indebtedness; and

sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.”

(i) The address for notices of the Borrower set forth in Section 12.01 of the Original Credit Agreement is hereby changed to:

5847 San Felipe, Suite 3000

Houston, Texas  77057-3399

Attn:  Mr. Richard Robert

Telecopy:  832-327-2260

Telephone:  832-327-2258

(j) Section 12.02(b) of the Original Credit Agreement shall be amended to read in its entirety as follows:

“(b)           Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified, except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender, decrease or maintain the Borrowing Base without the consent of the Majority Lenders, or modify Section 2.07 in any manner without the consent of each Lender, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 2.02(a), Section 2.04(a), Section 2.06(b)(ii), Section 3.04(b), Section 4.01(b), Section 4.01(c) or Section 10.02(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 8.14, without the written consent of each Lender, (vii) amend Section 10.02(c) or Section 12.14 in such a manner that any repayment amounts owed by Borrower, any Subsidiary or any Guarantor to any Swap Lender shall cease to be ranked, secured and be guaranteed on a pari passu basis with respect to the repayment of principal outstanding on the Loans due under this Agreement, without the written consent of each Swap Lender affected thereby, (viii) release any Guarantor (except as set forth herein or in the Guaranty Agreement), release all or substantially all of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.14(a) to less than 90%, without the written consent of each Lender and each Swap Lender, or (ix) change any of the provisions of this Section 12.02(b) or the definition of "Majority Lenders" or any other provision hereof specifying the number or percentage of Lenders and/or Swap Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender, and, with respect to any such change, determination or consent arising under or relating to clauses (vii), (viii) or this clause (ix) of this Section 12.02(b), each Swap Lender; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be, and (B) nothing in this Section 12.02 shall cause any waiver, amendment, modification or consent to (I) any fee letter between the Borrower and any Lender, Agent or the Administrative Agent or Issuing Bank to require the consent of the Majority Lenders, (II) any Letter of Credit Agreements between the Borrower or any Subsidiary of the Borrower and the Issuing Bank to require the consent of the Majority Lenders, (III) any Letter of Credit issued by the Issuing Bank pursuant to the terms of this Agreement to require the consent of the Majority Lenders except as specifically required by Section 2.08 and (IV) any Swap Agreement between the Borrower or any of its Subsidiaries, and any Swap Lender, to require the consent of the Majority Lenders.”

(k) The second sentence of Section 12.14 of the Original Credit Agreement shall be amended to read in its entirety as follows:

“Except as otherwise provided in Sections 12.02(b)(v), (vii), (viii) and (ix), no Swap Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any Swap Agreements.”

(l) Annex I to the Original Credit Agreement shall be replaced with Annex I attached to this Amendment.

4. Increase of Borrowing Base.  As of the Effective Date, the Borrowing Base is hereby increased from $195,000,000 to $240,000,000; provided however, the Administrative Agent and the Lenders may reduce the Borrowing Base in such amount as they determine if a hedging strategy acceptable to the Majority Lenders to support such $240,000,000 Borrowing Base has not been entered into within thirty (30) days from the Effective Date.

5. Adjustment of Commitment Percentages of Lenders.  The Borrowing Base has increased to $240,000,000 per Section 4 of this Amendment.  The New Lender has become a Lender upon their execution of this Amendment.  Accordingly, on the Effective Date, Annex I to the Original Credit Agreement shall be replaced with Annex I to this Amendment and the Applicable Percentages of the aggregate Commitments held by each Lender shall be as follows:

(a) Citibank, N.A. will have a Commitment of $40,500,000 (16.87500000%) of the $240,000,000 Borrowing Base.

(b) BNP Paribas will have a Commitment of $40,500,000 (16.87500000%) of the $240,000,000 Borrowing Base.

(c) The Bank of Nova Scotia will have a Commitment of $23,000,000 (9.58333333%) of the $240,000,000 Borrowing Base.

(d) Comerica Bank will have a Commitment of $23,000,000 (9.58333333%) of the $240,000,000 Borrowing Base.

(e) Compass Bank will have a Commitment of $23,000,000 (9.58333333%) of the $240,000,000 Borrowing Base.

(f) Credit Agricole Corporate and Investment Bank will have a Commitment of $30,000,000 (12.50000000%) of the $240,000,000 Borrowing Base.

(g) Royal Bank of Canada will have a Commitment of $30,000,000 (12.50000000%) of the $240,000,000 Borrowing Base.

(h) Wells Fargo Bank, N.A. will have a Commitment of $30,000,000 (12.50000000%) of the $240,000,000 Borrowing Base.

6. New Notes.  The New Lender has become a Lender upon its execution of this Amendment, and, on the Effective Date, the Maximum Credit Amounts of all Lenders are now as set forth on Annex I to this Amendment.  Accordingly, on the Effective Date, Borrower shall issue the following Notes:

(a) Borrower shall issue to Citibank a new Note (the "Citibank Replacement Note") in the original principal sum of $67,500,000 (16.87500000% of $400,000,000) to replace the existing Note to Citibank in the amount of $77,714,285.71 dated May 27, 2010.

(b) Borrower shall issue to BNP Paribas a new Note (the "BNP Paribas Replacement Note") in the original principal sum of $67,500,000 (16.87500000% of $400,000,000) to replace the existing Note to BNP Paribas in the amount of $77,714,285.71 dated May 27, 2010.

(c) Borrower shall issue to The Bank of Nova Scotia a new Note (the "Scotia Replacement Note") in the original principal sum of $38,333,333.33 (9.58333333% of $400,000,000) to replace the existing Note to The Bank of Nova Scotia in the amount of $43,428,571.43 dated May 27, 2010.

(d) Borrower shall issue to Comerica Bank a new Note (the "Comerica Bank Replacement Note") in the original principal sum of $38,333,333.33 (9.58333333% of $400,000,000) to replace the existing Note to Comerica Bank in the amount of $43,428,571.43 dated May 27, 2010.

(e) Borrower shall issue to Compass Bank a new Note (the "Compass Bank Replacement Note") in the original principal sum of $38,333,333.33 (9.58333333% of $400,000,000) to replace the existing Note to Compass Bank in the amount of $43,428,571.43 dated May 27, 2010.

(f) Borrower shall issue to Royal Bank of Canada a new Note (the "RBC Replacement Note") in the original principal sum of $50,000,000 (12.50000000% of $400,000,000) to replace the existing Note to Royal Bank of Canada in the amount of $57,142,857.14 dated May 27, 2010.

(g) Borrower shall issue to Wells Fargo Bank, N. A. a new Note (the "Wells Fargo Bank Replacement Note") in the original principal sum of $50,000,000 (12.50000000% of $400,000,000) to replace the existing Note to Wells Fargo Bank, N.A. in the amount of $57,142,857.14 dated May 27, 2010.

(h) Borrower shall issue to Credit Agricole Corporate and Investment Bank a new Note (the "Credit Agricole Bank Note") in the original principal sum of $50,000,000 (12.50000000% of $400,000,000).

7. Concerning the New Lender.

(a) The New Lender represents and warrants to the Administrative Agent as follows:

(i) it has received a copy of the Original Credit Agreement, together with copies of the most recent financial statements of the Borrower delivered pursuant thereto;

(ii) it has, independently and without reliance upon any Lender or any related party of the Administrative Agent or any Lender (an "Agent-Related Person") and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated by the Credit Agreement, and made its own decision to enter into the Credit Agreement and to extend credit to the Borrower and the other Loan Parties under the Credit Agreement;

(iii) it will, independently and without reliance upon any Lender or any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, and other condition and creditworthiness of the Borrower and the other Loan Parties.

(b) The New Lender acknowledges as follows:

(i) no Lender or any Agent-Related Person has made any representation or warranty to it, and no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Lender or any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession;

(ii) except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent pursuant to the Credit Agreement, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person; and

(iii) on the Effective Date, subject to the satisfaction of the conditions to effectiveness set forth in Section 2 of this Amendment, it shall be deemed automatically to have become a party to the Credit Agreement and have all rights and obligations of a Lender under the Credit Agreement and the other Loan Documents as if it were an original Lender signatory thereto.

(c) On the Effective Date, the New Lender agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents applicable to the Lenders as if it were an original Lender signatory thereto (and expressly makes the appointment set forth in, and agrees to the obligations imposed under, Article XI of the Credit Agreement).

8. Certain Representations.  Borrower represents and warrants that, as of the Effective Date:  (a) Borrower has full power and authority to execute the Modification Papers and the Modification Papers constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors' rights generally; and (b) no authorization, approval, consent or other action by, notice to, or filing with, any governmental authority or other person is required for the execution, delivery and performance by Borrower thereof.  In addition, Borrower represents that after giving effect to this Amendment all representations and warranties contained in the Original Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Effective Date as if made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date.

9. No Further Amendments.  Except as previously amended in writing or as amended hereby, the Original Credit Agreement shall remain unchanged and all provisions shall remain fully effective between the parties.

10. Acknowledgments and Agreements.  Borrower acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms, and Borrower waives any defense, offset, counterclaim or recoupment with respect thereto.  Borrower, Administrative Agent, L/C Issuer and each Lender do hereby adopt, ratify and confirm the Original Credit Agreement, as amended hereby, and acknowledge and agree that the Original Credit Agreement, as amended hereby, is and remains in full force and effect.  Borrower acknowledges and agrees that its liabilities and obligations under the Original Credit Agreement, as amended hereby, and under the Loan Documents, are not impaired in any respect by this Amendment.  Any breach of any representations, warranties and covenants under this Amendment shall be a Default or an Event of Default, as applicable, under the Original Credit Agreement.

11. Limitation on Agreements.  The modifications set forth herein are limited precisely as written and shall not be deemed (a) to be a consent under or a waiver of or an amendment to any other term or condition in the Original Credit Agreement or any of the Loan Documents, or (b) to prejudice any right or rights which the Administrative Agent now has or may have in the future under or in connection with the Original Credit Agreement and the Loan Documents, each as amended hereby, or any of the other documents referred to herein or therein. The Modification Papers shall constitute Loan Documents for all purposes.

12. Confirmation of Security.  Borrower hereby confirms and agrees that all of the Mortgages, security agreements and other security instruments which presently secure the Indebtedness shall continue to secure, in the same manner and to the same extent provided therein, the payment and performance of the Indebtedness as described in the Original Credit Agreement as modified by this Amendment.

13. Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which constitute one instrument.  In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

14. Incorporation of Certain Provisions by Reference.  The provisions of Section 12.09 of the Original Credit Agreement captioned "Governing Law, Jurisdiction; Consent to Service of Process; Waiver of Jury Trial" are incorporated herein by reference for all purposes.

15. Entirety, Etc.  This Amendment and all of the other Loan Documents embody the entire agreement between the parties.  THIS AMENDMENT AND ALL OF THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[This space is left intentionally blank.  Signature pages follow.]

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date and year first above written.

BORROWER

VANGUARD NATURAL GAS, LLC

By:           /s/ Richard Robert
Richard Robert
Executive Vice President
and Chief Financial Officer

ADMINISTRATIVE AGENT

CITIBANK, N.A.,
as Administrative Agent

By:          /s/ Ryan Watson
                Ryan Watson
Vice President

EXISTING LENDER

CITIBANK, N.A.

By:           /s/ Ryan Watson
Ryan Watson
Vice President

EXISTING LENDER

BNP PARIBAS

By:              /s/ Betsy Jocher
Name:         Betsy Jocher
Title:           Director

By:              /s/ Brian M. Malone
Name:         Brian M. Malone
Title:           Managing Director

 EXISTING LENDER

COMERICA BANK

By:              /s/ Greg Smith
Name:         Greg Smith
Title:           Senior Vice President

EXISTING LENDER

COMPASS BANK

By:              /s/ Kathleen J. Bowen
Name:         Kathleen J. Bowen
Title:           Senior Vice President

EXISTING LENDER

ROYAL BANK OF CANADA

By:              /s/ Don J. McKinnerney
Name:         Don J. McKinnerney
Title:           Authorized Signatory

EXISTING LENDER

THE BANK OF NOVA SCOTIA

By:              /s/ John Frazell
Name:         John Frazell
Title:           Director

EXISTING LENDER

WELLS FARGO BANK, N.A.

By:             /s/ Patrick Fults
Name:         Patrick Fults
Title:           Assistant Vice President

NEW LENDER

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:              /s/ Darrell Stanley
Name:         Darrell Stanley
Title:           Managing Director

By:              /s/ Michael Willis
Name:         Michael Willis
Title:           Managing Director

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Maximum Credit Amount
BNP Paribas	16.87500000%	$67,500,000
The Bank of Nova Scotia	9.58333333%	$38,333,333.33
Citibank, N.A.	16.87500000%	$67,500,000
Comerica Bank	9.58333333%	$38,333,333.33
Compass Bank	9.58333333%	$38,333,333.33
Credit Agricole Corporate and Investment Bank	12.50000000%	$50,000,000
Royal Bank of Canada	12.50000000%	$50,000,000
Wells Fargo, N.A.	12.50000000%	$50,000,000

TOTAL	100.00000000%	$400,000,000.00

ANNEX I – Solo Page